NEWS RELEASE
May 16, 2005

Quincy Energy Signs Option Agreement
to Acquire
Crownpoint Uranium Property in New Mexico

Toronto, Ontario – The Board of Directors of Quincy Energy Corp. (TSX-V: QUI; OTCBB: QCYE) is pleased to announce that it has entered into a definitive option agreement with NZ Uranium LLC pursuant to which Quincy can earn up to an 80% interest in the Crownpoint Property located in McKinley County, New Mexico.  The Crownpoint Property contains an historical resource of approximately 25 million pounds of U3O8.

New Mexico has a long history of uranium production with an estimated 347 million pounds having been produced from the State between 1953 and 1990.  The Crownpoint uranium trend is located on the southern slopes of the San Juan basin in the northwestern part of the State and was discovered during the late 1970’s by Mobil and Conoco.  Uranium mineralization is hosted by the Westwater Canyon Member of the Jurassic Morrison Formation.  Previously, Mobil tested the amenability of uranium mineralization in the Westwater Canyon Member to in situ leaching (ISL) with favorable results.  During the 1990’s Uranium Resources Inc. commissioned and received a Final Environmental Impact Statement (FEIS) of which Crownpoint formed a part of the subject property.

Readers are cautioned that while the resource estimates are considered to be reliable and relevant they do not use categories as defined in National Instrument 43–101.  All resource estimates quoted herein are based on prior data and reports obtained and prepared by previous operators, and the reader is cautioned that none of the calculations conform to National Instrument 43-101 requirements for reporting reserves and resources. Quincy has not done the work necessary to verify the classification of the mineral resource estimates. Quincy is not treating the mineral resource estimates as a National Instrument 43-101 defined resource verified by a qualified person. The historical estimates should not be relied upon. The properties will require considerable further evaluation, which Quincy's management and consultants intend to carry out in due course.

As consideration for the option, Quincy will issue to NZ Uranium LLC 3,000,000 shares of common stock and pay to NZ Uranium LLC USD $350,000.  In order to earn a 65% interest in the Property, Quincy will be required to spend a total of USD $4,000,000 on exploration and development of the properties over a four year period, of which USD $500,000 would be a firm commitment, and issue to NZ Uranium LLC an additional 3,150,000 shares of common stock.

Quincy has the right to increase its interest in the Crownpoint Property to 80% if it elects to fund the Property to a bankable feasibility study for the intended mining and processing operation, in which case Quincy would be required to issue to NZ Uranium LLC an additional 750,000 shares of common stock.

The agreement is subject to Quincy receiving an acceptable title report and the finalization of a formal operating agreement to govern the relationship of the parties on exercise of the options, as well as the approval of the TSX Venture Exchange.

Quincy is excited to be planning an aggressive work program for the Crownpoint Property that will include the completion of a National Instrument 43-101 compliant geology report covering the Property followed by pre-feasibility and feasibility reports.  Concurrent with feasibility, Quincy will initiate discussion with regulatory authorities and local residents to prepare for the permitting process at Crownpoint.

National Instrument 43-101 Disclosure

The information and statements on the historical estimates were provided by Dr. Art D. Ettlinger, P. Geo., Quincy’s President and Chief Operating Officer and a Qualified Person as defined by National Instrument 43-101.

Quincy Energy Corp. is a US company which has acquired drill proven uranium resources in existing uranium mining camps in Canada and the United States, including the Hosta Butte project, located in McKinley County, New Mexico, the Hansen [Tallahassee Creek] project, located in Fremont County, Colorado, the Horse Creek project located in Natrona County, Wyoming and the Elliot Lake project located in Buckles Township, Ontario.  Quincy has assembled an experienced team of industry professionals whose mandate is to advance these projects through the permitting stage and into production.  Quincy is well positioned to respond to the global demand for uranium arising from increasing consumption of electrical energy and increasing fossil fuel costs.

To find out more about Quincy Energy Corp. visit our website at www.quincyenergy.com or contact:

Daniel Farrell, Chairman & CEO	T: (416) 366-7871	E: dfarrell@quincyenergy.com
Art Ettlinger, President & COO	T: (604) 685-1964	E: aettlinger@quincyenergy.com
Murray Black, Corporate Development	T: (416) 366-9192	E: mblack@quincyenergy.com

THIS PRESS RELEASE WAS PREPARED BY QUINCY ENERGY CORP., WHICH ACCEPTS THE RESPONSIBILITY AS TO ITS ACCURACY. THE TSX VENTURE EXCHANGE DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions in the Private Securities Legislation Reform Act of 1995.  Forward-looking settlements involve known and unknown risks and uncertainties, which may cause Quincy’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things: volatility of natural resource prices; product demand; market competition and risks inherent in Quincy’s operations. These and other risks are described in the Company’s Annual Report or Form 10-K and other filings with the Securities and Exchange Commission.